Exhibit (a)(3)
THE ZWEIG FUND, INC.
ARTICLES OF AMENDMENT
          THE ZWEIG FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”), certifies:
          FIRST: The Charter of the Corporation is hereby amended by adding a new sentence to the end of paragraph (1) of Article V of the Articles of Incorporation (as heretofore amended). Article V, paragraph (1) is hereby restated as follows:
“(1) The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of the par value of ten cents ($.10) per share and of the aggregate par value of Ten Million dollars
($10,000,000), all of which One Hundred Million (100,000,000) shares are designated Common Stock. The Board of Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the charter of the Corporation to increase or decrease, from time to time, the aggregate number of shares of Common Stock that the Corporation has authority to issue.”
          SECOND: The Amendment of the Charter as hereinabove set forth was duly advised and approved by a majority of the entire Board of Directors and approved by the stockholders of the Corporation as required by law.
          THIRD: The aforesaid amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.
          FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate action of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of May, 2007.

ATTEST:	THE ZWEIG FUND, INC.

/s/ Kevin Carr	By:	/s/ George R. Aylward
Kevin Carr, Secretary		George R. Aylward, President